UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

MANDALAY MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	00-10039	22-2267658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2010, Mandalay Media, Inc. (the “Company”), Twistbox Entertainment, Inc., a wholly-owned subsidiary of the Company (“Twistbox”) and ValueAct Smallcap Master Fund, L.P. (“ValueAct”) entered into a Waiver to Senior Secured Note (the “Waiver”), pursuant to which ValueAct agreed to waive certain provisions of that certain Senior Secured Note issued by Twistbox to ValueAct, in the principal amount of $16,500,000, due July 31, 2010, as amended (the “Note”).

Pursuant to the Waiver, subject to Twistbox’s compliance with certain conditions set forth in Section 2 of the Waiver (the “Conditions”), certain rights to prepay the Note have been extended from January 31, 2010 to March 1, 2010. In addition, subject to Twistbox’s compliance with the Conditions, the timing obligation of the Company and Twistbox to comply with the cash covenant set forth in the Note has been extended to March 1, 2010 and the minimum cash balance by which Twistbox and the Company must maintain has been increased to $1,600,000. The foregoing description is qualified in its entirety by reference to the Waiver, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In addition to working with ValueAct in connection with the Waiver, the Board of Directors of the Company has appointed a Special Committee of the Board of Directors to explore various alternatives with respect to the Company, its outstanding debt and its future operations.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	Waiver to Senior Secured Note by and among Mandalay Media, Inc., Twistbox Entertainment, Inc. and ValueAct SmallCap Master Fund, L.P., dated as of January 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANDALAY MEDIA, INC.

Date: January 28, 2010	By:	/s/ Ray Schaaf
Ray Schaaf
President